Exhibit 99.1

Stemline Therapeutics Reports Year-End 2012 Financial Results

NEW YORK, April 1, 2013 (GLOBE NEWSWIRE) — Stemline Therapeutics, Inc. (Nasdaq: STML) (the “Company”), a clinical-stage biopharmaceutical company developing oncology therapeutics that target both cancer stem cells (CSCs) and tumor bulk, reported today its year-end 2012 financial results.

The Company completed its initial public offering of common stock in January 2013, which provided gross proceeds to the Company (including the exercise of the over-allotment option) of approximately $38.2 million, and net proceeds of approximately $32.5 million after underwriting fees and offering expenses. At December 31, 2012, prior to completion of the IPO, the Company had cash and cash equivalents of over $2.0 million, as compared to $5.8 million at December 31, 2011.

“With the successful completion of our $38.2 million IPO in January 2013, we believe that we have sufficient capital to advance our clinical programs, SL-401 and SL-701, to key milestones,” said Ivan Bergstein, MD, Chief Executive Officer of Stemline Therapeutics.

The net loss for the year ended December 31, 2012 was $6.3 million, or $1.82 per share, compared to a net loss of $2.8 million, or $0.80 per share, for the year ended December 31, 2011, which represents an increase in net loss of $3.5 million. The change in net loss in the year ended December 31, 2012, as compared to 2011, was primarily attributable to increased costs relating to the development of our clinical programs and costs associated with building infrastructure in anticipation of becoming a public company.

About Stemline:

Stemline Therapeutics, Inc. is a clinical-stage biopharmaceutical company developing novel oncology therapeutics that target both cancer stem cells (CSCs) as well as the tumor bulk. Among Stemline’s drug candidates are SL-401 and SL-701, both of which have demonstrated clinical activity, including durable complete responses (CRs), and an overall survival (OS) benefit versus historical controls in Phase 1/2 studies of advanced cancer patients. For more information about Stemline Therapeutics, visit www.stemline.com. The information in our website is not incorporated by reference into this press release and is included as an inactive textual reference only.

Forward-looking statements:

Some of the statements included in this press release may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The factors that could cause our actual results to differ materially are identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.

Selected Financial Data

(In Thousands, Except Share and Per Share Amounts)

	Year ended December 31,
	2011	2012
Operating expenses:
Research and development	$1,629	$3,377
General and administrative	1,088	3,091
Total operating expenses	2,717	6,468
Loss from operations	(2,717)	(6,468)
Other income	47	302
Other expense	(10)	—
Interest expense	(99)	(119)
Interest income	24	10
Net income (loss) attributable to common stockholders	$(2,755)	$(6,275)
Net income (loss) attributable to common stockholders per common share:
Basic	$(.80)	$(1.82)
Diluted	$(.80)	$(1.82)
Weighted-average shares outstanding:
Basic and diluted	3,441,995	3,441,995

	December 31,
	2011	2012

Balance sheet data:
Cash and cash equivalents	$5,830	$2,025
Total assets	$6,453	$5,030
Long-term liabilities	$1,665	$2,037
(Deficit)/earnings accumulated during development stage	$(894)	$(7,169)
Total stockholders’ (deficit)/equity	$3,205	$(2,508)

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CONTACT:

Mark Jacobson

Director, Corporate Development

Stemline Therapeutics, Inc.

750 Lexington Avenue

Sixth Floor

New York, NY 10022

Tel: 646-502-2307

Email: mjacobson@stemline.com